Exhibit 99.29

                                                                  EXHIBIT A
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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                    )
In re                               )   Chapter 11
                                    )
XO COMMUNICATIONS, INC.,            )   Case No. 02-12947 (AJG)
                                    )
                     Debtor.        )
                                    )
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                  ORDER APPROVING FORSTMANN LITTLE/TELMEX
                SETTLEMENT PURSUANT TO BANKRUPTCY RULE 9019
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          Upon the motion (the "Motion") of the above-captioned debtor and debtor-in-possession (the "Debtor") for an order pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure approving a settlement agreement (the "Settlement Agreement") among the Debtor, Forstmann Little & Co. Equity Partnership-VII, L.P. ("Equity-VII"), Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P. ("MBO-VIII"), FLC XXXI Partnership, L.P. (together with Equity-VII and MBO-VIII, "Forstmann Little") and Telefonos de Mexico, S.A. de C.V. ("Telmex", and together with Equity-VII and MBO-VIII, the "Potential Investors"), and upon the hearing held before this Court on ____________, 2002 to consider approval of the Settlement Agreement; and it appearing that the Court has jurisdiction over this matter pursuant to 28 U.S.C. ss. 157 and 1334; and it appearing that due and appropriate notice of the Motion has been given and no further notice needs to be given; and upon all of the proceedings had before the Court; and the Debtor having determined that it is in the best interests of the Debtor to proceed at this time with the Settlement Agreement; and after due deliberation and sufficient cause appearing therefor;

          NOW THEREFORE, it is hereby ORDERED, ADJUDGED AND DECREED as follows:

     1. The Motion is granted.

     2. All capitalized terms herein and not otherwise defined shall have the same meaning as set forth in the Settlement Agreement

     3. The Settlement Agreement is fair, equitable and adequate and is in the best interest of the Debtor's estate, and is hereby approved.

     4. Other than any rights or claims that may be held or asserted by the Potential Investors, any and all rights and/or claims arising under, relating to or in connection with the Stock Purchase Agreement are solely property of the Debtor's estate under section 541(a) of the Bankruptcy Code, and accordingly may be settled and compromised in accordance with the Settlement Agreement.

     5. As of the Effective Date (as defined in the Settlement Agreement), the Stock Purchase Agreement shall terminate in its entirety by mutual agreement of the Parties, with no further rights, duties, obligations, or liabilities under it to survive.

     6. The Debtor is hereby deemed to irrevocably, unconditionally and forever release and discharge the Investor Released Parties from any and all claims, obligations, suits, judgments, damages, demands, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise, arising from or relating in any way whatsoever to the Debtor, any of the Debtor's businesses, the Stock Purchase Agreement, the Other Stock Purchase Agreements, the Debtor's chapter 11 case, XO's Plan or XO's Disclosure Statement or the purchase or sale of the Debtor's equity or debt securities by any Person, provided, however, that this release shall not extend to any obligations in respect of telecommunications services provided by or to the Debtor or its subsidiaries in the ordinary course of their business nor to any promise made or obligation assumed in the Settlement Agreement.

     7. Each of the Potential Investors is hereby deemed to irrevocably, unconditionally and forever release and discharge the XO Released Parties from any and all claims, obligations, suits, judgments, damages, demands, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise, arising from or relating in any way whatsoever to the Debtor, any of the Debtor's businesses, the Stock Purchase Agreement, the Other Stock Purchase Agreements, the Debtor's chapter 11 case, XO's Plan or XO's Disclosure Statement or the purchase or sale of the Debtor's equity or debt securities by any Person; provided, however, that this release shall not extend to any to any obligations in respect of telecommunications services provided by or to the Debtor or its subsidiaries or by or to Telmex or its subsidiaries in the ordinary course of their businesses, or any promise made or obligation assumed in the Settlement Agreement; and provided, further, that this release shall not extend to any indemnification obligations of the Debtor to the FL Designees as set forth in XO's Plan, or any obligations of XO Management under the Horbach Indemnification Agreement or the Myers Indemnification Agreement.

     8. Each of the Parties is hereby authorized and directed to perform each and every term of the Settlement Agreement, and each and every term of the Settlement Agreement is enforceable.

     9. The Settlement Agreement and this Order implementing it shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, including, without limitation, any purchaser of all or substantially all of the Debtor's assets pursuant to
Section 363(b) of the Bankruptcy Code, or otherwise, and is enforceable against them in accordance with its terms.

     10. The requirement pursuant to Local Rule 9013-1(b) that the Debtor file a memorandum of law in support of the Application is hereby waived.

     11. The failure to specifically include any particular provisions of the Settlement Agreement in this Order shall not diminish or impair the effectiveness of such provisions, it being the intent of the Court to approve the Settlement Agreement in its entirety.

     12. Upon entry of this Order, this Order shall be binding upon all parties to the Settlement Agreement and all holders of Claims against the Debtor or Interests (each as defined in XO's Plan).

     13. The Court shall retain continuing jurisdiction in order to enter any further orders as may be necessary to effectuate the Settlement Agreement and the provisions of this Order.


Dated:                , 2002
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      New York, New York


                                 -------------------------------------
                                 ARTHUR J. GONZALEZ
                                 UNITED STATES BANKRUPTCY JUDGE